Newmark Group, Inc. Reports Record Fourth Quarter and Full Year 2021 Financial Results
•Highest Full Year Revenues and Earnings in the Company's History
•Best-Ever Quarterly Revenues and Record Fourth Quarter Earnings
NEW YORK - February 11, 2022 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter and year ended December 31, 2021.

Barry M. Gosin, Chief Executive Officer of Newmark, commented:
“Newmark generated record revenues for the third quarter in a row.[1] This was our best fourth quarter ever, capping off a record year. We continue to gain momentum and increase our market share. We remain on track to achieve our 2025 Financial Targets, including $900 million of Adjusted EBITDA. Nearly all of our growth was organic, driven by our investments in multifamily, commercial mortgage brokerage, life science, industrial, lodging, and management services.
"Newmark is in a very strong financial position. We expect to use our significant liquidity and cash flow generation to invest in growing the business as we pursue acquisitions, professionals, and opportunities globally."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD1

Highlights of Consolidated Results (USD millions, except per share data)	4Q21	4Q20	Change	FY 21	FY 20	Change
Revenues	$984.5	$601.4	63.7%	$2,906.4	$1,905.0	52.6%
GAAP income (loss) before income taxes and noncontrolling interests	221.5	(6.3)	3,620.2%	1,221.1	146.3	734.8%
GAAP net income (loss) for fully diluted shares	189.2	(5.4)	3,589.4%	744.5	70.3	959.4%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	209.8	93.0	125.7%	537.6	191.8	180.3%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	166.0	75.7	119.2%	432.4	159.1	171.8%
Adjusted EBITDA ("AEBITDA")	225.4	107.9	108.9%	597.5	252.9	136.2%
GAAP net income (loss) per fully diluted share	$0.74	$(0.03)	2,566.7%	$3.80	$0.39	874.4%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	$0.65	$0.29	124.1%	$1.64	$0.60	173.3%
FOURTH QUARTER 2021 HIGHLIGHTS2
•Record total revenues of $984.5 million, up 63.7%.
•All-time high capital markets revenues of $380.1 million, up 99.7% and driven by record volumes, which increased 99.8% to $54.9 billion.
•Record revenues from management services, servicing fees, and other, which improved by 53.0% to $264.0 million.
•Dramatically increased revenues from leasing and other commissions, which were up 90.5% to $263.6 million.
•Record fourth quarter GAAP pre-tax income of $221.5 million and GAAP net income per fully diluted share of $0.74.
•Best-ever Adjusted EBITDA of $225.4 million and post-tax Adjusted EPS of $0.65.
•Repurchased 9.4 million shares or units in the fourth quarter of 2021.
FULL YEAR 2021 HIGHLIGHTS
•Record total revenues of $2,906.4 million, up 52.6%.
•All-time best capital markets revenues of $938.3 million, an increase of 106.6%.
•Record investment sales volumes of $88.0 billion, up 82.8% and all-time best total debt volumes of $50.3 billion, up 113.3%.
•Record revenues from management services, servicing fees, and other, which increased by 46.2% to $915.7 million.
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. The revenues shown above are only under GAAP. Terms such as “GAAP income before income taxes and noncontrolling interests” and "GAAP net income (loss) for fully diluted shares" may be used interchangeably with terms such as “GAAP pre-tax income” and “GAAP post-tax earnings”. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including any footnotes to these sections, for the complete and/or updated definitions of these non-GAAP terms and how, when and why management uses them, the differences between results under GAAP and non-GAAP for the periods discussed herein. Year-over-year decreases in losses may be shown as positive percentage changes in the financial tables. Year-over-year changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the financial tables. Newmark's three consecutive quarterly revenue records were either when compared to any previous quarter, or to the corresponding quarter in prior years.
2 Both 4Q2021 and FY2021 highlights are compared with a year earlier, unless otherwise stated. Volume figures in the highlights refer to combined notional volumes for investment sales and mortgage brokerage.

1

•Significantly increased revenues from leasing and other commissions, up 60.9% to $826.9 million.
•Record GAAP pre-tax income of $1,221.1 million and GAAP net income per fully diluted share of $3.80, up 734.8% and 874.4%, respectively.
•Highest-ever Adjusted EBITDA of $597.5 million and post-tax Adjusted EPS of $1.64, which increased 136.2% and 173.3% respectively.
•Reduced year-end fully diluted share count to 250.7 million.3
DISCUSSION OF FINANCIAL RESULTS
Newmark reports Adjusted Earnings and Adjusted EBITDA excluding the Impact of Nasdaq4 and the 2021 Equity Event. Unless otherwise stated, all non-GAAP figures are shown using this non-GAAP presentation and all financial results and volume figures compare the fourth quarter of 2021 with the year-earlier period.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables shows revenues earnings, and other metrics for periods from 2017 through the fourth quarter of 2021. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On February 10, 2022, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend of 0.01 per share payable on March 15, 2022 to Class A and Class B common stockholders of record as of March 1, 2022. The ex-dividend date will be February 28, 2022.
REVENUE DETAIL5

Consolidated Revenues (USD millions)	4Q21	4Q20	Change	FY 21	FY 20	Change
Leasing and other commissions	$263.6	$138.4	90.5%	$826.9	$513.8	60.9%
Capital markets	380.1	190.3	99.7%	938.3	454.1	106.6%
Gains from mortgage banking activities/origination, net	76.8	100.2	(23.4)%	225.5	310.9	(27.5)%
Management services, servicing fees, and other	264.0	172.6	53.0%	915.7	626.1	46.2%
Total revenues	984.5	601.4	63.7%	2,906.4	1,905.0	52.6%
Newmark's total revenue growth of 63.7% reflected the Company's ongoing market share gains and strong U.S. economic growth. Newmark once again benefited from much stronger demand across all major property types, including multifamily, office led by life science, retail, lodging, and industrial.
Newmark’s investment sales volumes were up 61.7% to a quarterly record of $36.9 billion, outperforming the Company's 2019 levels by 121.4%. On the strength of its multifamily platform, Newmark generated record quarterly total debt volumes of $20.9 billion, up 141.1%.6 Newmark's total debt volumes in multifamily were up by 129.8% to $12.9 billion, as the Company continued its market leading growth while helping clients navigate reduced GSE lending caps. Gains from mortgage banking activities/origination, net, were down by 23.4%, compared to the 25% year-on-year quarterly decline in overall industry activity. FHFA increased the 2022 multifamily GSE loan purchase caps by over 11% to a combined total of $156 billion, which is expected to result in a corresponding increase in industry volumes.7
3 The reduction in share count reflects the Impact of the 2021 Equity Event and ordinary course share/unit repurchases or redemptions. For the definition of the "Impact the 2021 Equity Event", see the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
4 For the definition of the "Impact of Nasdaq", see the section of this document called "Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”.
5 The Company’s total revenues include revenues related to originated mortgage servicing rights (“OMSRs”) and pass-through management services revenues (which equal their related expenses). Newmark may refer to these two items together as “non-fee revenue”, and the remainder of its top line as "fee revenues". In the fourth quarters of 2021 and 2020, total fee revenues were $816.0 million and $464.1 million, respectively, while non-fee revenues were $168.5 million and $137.3 million. Details on current and historical amounts for fee and non-fee revenues are available in the Company's supplemental Excel tables. Additionally, investment sales, mortgage brokerage, and GSE/FHA multifamily lending revenues are contained in two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as "GSE/FHA origination" or “agency lending”).
6 Newmark’s investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage figures include the Company’s non-originated debt placement transactions, all measured in notional terms. Mortgage brokerage and originations together are "total debt". The Company calculates its notional origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for "Gains from mortgage banking activities/origination, net”. The Company’s mix of originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark calculates its GSE market share based on delivery for enhanced comparability. Any overall industry investment sales market share and volume data discussed herein are preliminary and from Real Capital Analytics (“RCA”) and Newmark Research, while any GSE data is from Fannie Mae, Freddie Mac, and Newmark Research. Any U.S. industry debt volumes are based on the MBA commercial/multifamily origination index.
7 On October 13, 2021 the Federal Housing Finance Agency ("FHFA") increased the 2022 multifamily loan purchase caps for both Fannie Mae and Freddie Mac to $78 billion each, compared with $70 billion each in 2021. This was based on FHFA's projections of the overall growth of the multifamily originations market.

2

Revenues from management services, servicing fees, and other increased by 53.0%, as Newmark continued to invest in these recurring revenue businesses. This growth was led by strong improvements from Global Corporate Services, Valuation & Advisory, servicing, and the Knotel acquisition.
CONSOLIDATED EXPENSES8

Consolidated Expenses (USD millions)	4Q21	4Q20	Change	FY 21	FY 20	Change
Compensation and employee benefits under GAAP	$554.0	$362.7	52.8%	$1,828.9	$1147.4	59.4%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	40.6	56.2	(27.8)%	356.3	130.8	172.5%
Non-compensation expenses under GAAP	206.1	121.3	69.8%	699.1	458.2	52.6%
Total expenses under GAAP	800.7	540.2	48.2%	2,884.4	1,736.3	66.1%
Compensation and employee benefits for Adjusted Earnings	551.4	355.9	54.9%	1,619.1	1133.1	42.9%
Non-compensation expenses for Adjusted Earnings	169.0	81.0	108.6%	582.7	336.4	73.2%
Total expenses for Adjusted Earnings	720.4	437.0	64.9%	2,201.8	1,469.4	49.8%
Newmark's fourth quarter total expenses were up due to $166.1 million in variable compensation related to growth in commission-based revenues, $45.3 million dollars of higher pass-through expenses, increased costs due to higher business activity, and the impact of acquisitions.9
OTHER INCOME

Other Income (USD millions)	4Q21	4Q20	Change	FY 21	FY 20	Change
Nasdaq Impact	$46.1	$(1.4)	3392.9%	$1,203.1	$111.3	981.0%
Mark-to-market gains (losses) on non-marketable investments, net	(0.9)	(57.3)	98.4%	1.6	(84.2)	101.9%
Other items, net	—	0.3	(100.0)%	27.8	(11.6)	339.7%
Other income, net under GAAP	45.2	(58.4)	(177.4)%	1,232.5	15.4	7,903.2%
Exclude:
Nasdaq Impact	(44.7)	1.6	(2893.8)%	(1,200.2)	(111.0)	(981.3)%
Mark-to-market gains on non-marketable investments, net	0.9	57.3	(98.4)%	(1.6)	84.2	(101.9)%
Other items, net	—	—	N/A	(27.8)	0.9	(3188.9)%
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	1.4	0.4	250.0%	2.9	(10.5)	127.6%
Newmark's other income, net under GAAP includes gains and losses related to its Nasdaq shares.
TAXES AND NONCONTROLLING INTEREST

Taxes (USD millions)	4Q21	4Q20	Change	FY 21	FY 20	Change
GAAP provision for income taxes	$36.4	$(1.2)	3,223.3%	$243.0	$37.0	556.8%
Provision for income taxes for Adjusted Earnings	42.7	18.1	136.6%	101.7	32.8	209.8%
Net income attributable to noncontrolling interests for GAAP	35.8	(1.3)	2,758.2%	227.4	29.2	678.3%
Net income attributable to noncontrolling interests for Adjusted Earnings	1.1	0.5	104.8%	2.4	1.2	96.6%
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings.
8 Please see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) effect non-GAAP results.
9 GAAP compensation expenses for full year 2021 included $203.5 million of cash charges related to the 2021 Equity Event, which did not impact prior periods.

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CONSOLIDATED SHARE COUNT10

Consolidated Share Count (shares in millions)	4Q21	4Q20	Change	FY 21	FY 20	Change
Fully diluted weighted-average share count under GAAP	254.3	180.8	40.6%	195.8	179.7	9.0%
Fully diluted weighted-average share count for Adjusted Earnings	254.3	264.9	(4.0)%	264.0	264.9	(0.3)%
Fully diluted period-end share count	250.7	262.7	(4.6)%	250.7	262.7	(4.6)%
Inclusive of both repurchases and the 2021 Equity Event, Newmark lowered its fully diluted share count by a gross total of 36.7 million in 2021 for a total of approximately $497 million. These reductions were partially offset by issuance related to ordinary equity-based compensation. In addition, Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. Therefore, the increase in the Company's stock price during 2021 drove the 7.8 million RSU-related increase in its fully diluted share count. Newmark's gross share count reduction is summarized in the table below, which reflects both ordinary course buybacks under the $400 million share repurchase and unit redemption plan and the separate 2021 Equity Event.

Fully Diluted Share Count Reduction	4Q21	FY 21
Share and/or units repurchased or redeemed (in millions)	9.4	36.7
Average price per share/unit	$15.98	$13.53
SHARE REPURCHASE AND UNIT REDEMPTION AUTHORIZATION
On February 10, 2022, the Board reauthorized Newmark's share repurchase and unit redemption authorization to $400 million. In addition, the Company's Chairman Howard W. Lutnick has advised that he intends to use the after-tax amount received in 2021 with respect to his one-time bonus to purchase Newmark Class A Common Stock in the open market.

SELECT BALANCE SHEET DATA11

Select Balance Sheet Data (USD millions)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$180.1	$191.4
Liquidity	564.7	191.5
Long-term debt	545.2	680.4
Total Equity	1,686.8	941.2
Newmark had no net debt as of December 31, 2021. The significant year-on-year improvement in its balance sheet metrics reflected the $1,215.6 million of Nasdaq-related gains in 2021 and cash generated by the business, partially offset by $484.4 million of cash used with respect to the 2021 Equity Event (of which $203.4 million related to a 16.3 million reduction in fully diluted shares); the ordinary course repurchase or redemption of 20.5 million shares and/or units for $293.7 million; the repayment of the remaining $140.0 million outstanding on Newmark's revolving credit facility; $69.8 million of cash used for acquisitions; and ordinary movements in working capital. Newmark's strong financial position, continued cash flow generation, and $465 million undrawn credit facility provide the Company with ample means to invest in growth, return capital to shareholders, and continue to operate with investment-grade credit metrics.
OUTLOOK FOR 2022

2022 Metric (USD in millions, except tax rate)	2021 Actual	Guidance	Change YoY
FY Total Revenues	$2,906.4	3,000 - 3,100	3% - 7%
FY Adjusted EBITDA	597.5	620 - 650	4% - 9%
FY Adjusted Earnings Tax Rate	18.9%	17% - 19%
The Company's guidance excludes the potential impact of any material future acquisitions. This outlook is also subject to change based on various macroeconomic, social, political, and other factors, including the COVID-19 pandemic.
10 "Spot” may be used interchangeably with the end-of-period share count. Newmark's fully diluted period-end share count for Adjusted Earnings as of December 31, 2021 included 194.0 million Class A common shares, 21.3 million Class B common shares, (25.8) million of treasury stock, 52.8 million limited partnership units and 8.3 million of other share equivalents. Newmark's fully diluted period-end share count for Adjusted Earnings as of December 31, 2020 included 166.7 million Class A common shares, 21.3 million Class B common shares, (5.5) million of treasury stock, 79.7 million limited partnership units and 0.6 million of other share equivalents. In addition, the fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.
11 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity. Nasdaq-related gains includes dividend income and other Nasdaq-related items impacting the balance sheet. As of December 31, 2021, Newmark's liquidity reflected 2,497,831 shares of Nasdaq on its balance sheet worth $524.6 million, of which $140.0 million was financed. As of February 10, 2022, Newmark held just under 1.1 million shares of Nasdaq worth approximately $192 million.

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REVENUE RECAST
In order to better reflect how Newmark organizes its businesses and to improve comparability with its peers, the Company will adjust its line items under "Revenue Detail" beginning with the first quarter of 2022. "Gains from mortgage banking activities/origination, net" will be combined with mortgage brokerage revenues and be recorded as "Commercial mortgage origination, net", while investment sales will become a stand-alone line-item. This change in presentation will have no impact on any period's consolidated revenues or earnings. Revenues under the current and recast revenue line items are in the Company's supplemental excel tables. The Company will continue providing additional details with respect to its GSE/FHA lending business in its quarterly filing on Forms 10-Q and 10-K.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: ir.nmrk.com or https://events.q4inc.com/attendee/457013129. A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call.
The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, ir.nmrk.com, or by navigating to:
https://www.incommglobalevents.com/registration/q4inc/9652/newmark-group-inc-reports-fourth-quarter-2021-financial-results/
Participants who have not pre-registered may join the call using the following information:
LIVE CONFERENCE CALL DETAILS

Date – Start Time:	2/11/2022 at 10:00 a.m. ET
U.S. Toll Free / Local:	1-844-200-6205 / 1-646-904-5544
All Other Locations:	1-929-526-1599
Passcode:	316731
REPLAY

Expected Available From – To:	2/11/2022 at 1:00 p.m. ET – 2/18/2022 at 11:59 p.m. ET
U.S. Toll Free / Local:	1-866-813-9403 / 1-929-458-6194
Canada Local:	1-226-828-7578
All Other Locations:	44-204-525-0658
Passcode:	211206
A list of minimum system requirements can be found here:
https://event.on24.com/view/help/index.html?text_language_id=en&fh=true&ngwebcast=true

(Note: If clicking on any of the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)
OTHER USEFUL INFORMATION
Throughout this document, certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.

5

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$180,131	$191,448
Restricted cash	75,168	66,951
Marketable securities	524,569	33,283
Loans held for sale, at fair value	1,072,479	1,086,805
Receivables, net	580,408	376,795
Receivables from related parties	8,260	—
Other current assets	82,039	63,790
Total current assets	2,523,054	1,819,072
Goodwill	657,131	560,332
Mortgage servicing rights, net	550,302	494,729
Loans, forgivable loans and other receivables from employees and partners, net	453,345	454,270
Right-of-use assets	607,148	190,469
Fixed assets, net	135,756	96,367
Other intangible assets, net	76,199	44,289
Other assets	213,776	322,922
Total assets	$5,216,711	$3,982,450

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$1,050,693	$1,061,202
Accrued compensation	463,569	279,872
Accounts payable, accrued expenses and other liabilities	517,815	326,548
Repurchase agreements and securities loaned	140,007	33,278
Payables to related parties	10,762	4,392
Total current liabilities	2,182,846	1,705,292
Long-term debt	545,239	680,385
Right-of-use liabilities	586,583	218,629
Other long-term liabilities	215,261	436,952
Total liabilities	$3,529,929	$3,041,258

Equity:
Total equity (1)	1,686,782	941,192
Total liabilities and equity	$5,216,711	$3,982,450

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

6

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2021	2020	2021	2020
Commissions	$643,682	$328,645	$1,765,247	$967,948
Gains from mortgage banking activities/origination, net	76,798	100,228	225,481	310,914
Management services, servicing fees and other	263,986	172,553	915,715	626,136
Total revenues	984,466	601,426	2,906,443	1,904,998

Expenses:
Compensation and employee benefits	554,008	362,676	1,828,887	1,147,360
Equity-based compensation and allocations of net income to limited partnership units and FPUs	40,603	56,215	356,347	130,759
Total compensation and employee benefits	594,611	418,891	2,185,234	1,278,119
Operating, administrative and other	159,077	79,322	553,623	294,405
Fees to related parties	6,093	5,447	23,789	22,573
Depreciation and amortization	40,925	36,580	121,729	141,193
Total non-compensation expenses	206,095	121,349	699,141	458,171
Total operating expenses	800,706	540,240	2,884,375	1,736,290

Other income, net:
Other income, net	45,173	(58,367)	1,232,495	15,290
Total other income, net	45,173	(58,367)	1,232,495	15,290

Income from operations	228,933	2,819	1,254,563	183,998
Interest expense, net	(7,439)	(9,111)	(33,473)	(37,728)
Income before income taxes and noncontrolling interests	221,494	(6,292)	1,221,090	146,270
Provision for income taxes	36,386	(1,165)	242,958	36,993
Consolidated net income	185,108	(5,127)	978,132	109,277

Less: Net income attributable to noncontrolling interests	35,779	(1,346)	227,406	29,217

Net income available to common stockholders	$149,329	$(3,781)	$750,726	$80,060

Per share data:
Basic earnings per share
Net income available to common stockholders (1)	$149,329	$(5,422)	$744,526	$70,281
Basic earnings per share	$0.77	$(0.03)	$3.91	$0.39
Basic weighted-average shares of common stock outstanding	192,742	180,830	190,179	179,106

Fully diluted earnings per share
Net income for fully diluted shares (1)	$189,197	$(5,422)	$744,526	$70,281
Fully diluted earnings per share	$0.74	$(0.03)	$3.80	$0.39
Fully diluted weighted-average shares of common stock outstanding	254,318	180,830	195,813	179,690

Dividends declared per share of common stock	$0.01	$0.01	$0.04	$0.13
Dividends paid per share of common stock	$0.01	$0.01	$0.04	$0.13

(1) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $0.0 million and $6.2 million for the three months and year ended December 31, 2021, respectively, and $1.6 million and $9.8 million for the three months and year ended December 31, 2020, respectively. (see Note 1 - and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

7

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$266,647	$563,356	$(59,910)	$(777,694)
Net cash (used in) provided by investing activities	29,100	(16,108)	453,088	(3,602)
Net cash (used in) provided by financing activities	(285,653)	(625,511)	(396,278)	817,823
Net (decrease) increase in cash and cash equivalents and restricted cash	10,094	(78,263)	(3,100)	36,527
Cash and cash equivalents and restricted cash at beginning of period	245,205	336,662	258,399	221,872
Cash and cash equivalents and restricted cash at end of period	$255,299	$258,399	$255,299	$258,399

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$138,934	$112,427	$(74,236)	$93,822

(1) Reflects $484.4 million of cash used with respect to the 2021 Equity Event. Of this amount, $203.5 million related to the 16.3 million reduction in fully diluted shares, and $280.9 million related to amounts paid on behalf of, or to partners for withholding taxes related to unit exchanges and/or redemptions, cash paid for redemption of HDUs, and other items. But for these uses of cash, net cash provided by operating activities excluding loan originations and sales would have been $410.2 million in the year ended December 31, 2021. Includes payments for new hires and producers in the amount of $5.5 million and $17.4 million for the three months and year ended December 31, 2021, respectively, and $5.2 million and $72.7 million for the three months and year ended December 31, 2020, respectively.

The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the Securities and Exchange Commission in the near future.

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NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
•Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
•Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
•GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
•Charges related to amortization of RSUs and limited partnership units.
•Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
•Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter

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after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as “OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Newmark does not view the GAAP compensation charges related to 2021 Equity Event that were not equity-based compensation as being reflective of its ongoing operations (the "Impact of the 2021 Equity Event"). These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These were recorded as expenses based on Newmark's previous non-GAAP results, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
•But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA, and would also have resulted in higher fully diluted share counts, all else equal.
•Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
•There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:
•Amortization of intangibles with respect to acquisitions.
•Amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Non-Cash Adjustment for Originated Mortgage Servicing Rights Revenue for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP gains attributable to OMSRs. Beginning in the fourth quarter of 2020, OMSRs are no longer included in non-compensation adjustments for Adjusted Earnings but instead shown as a separate line item in the Company's “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”. This presentation has no impact on previously reported Adjusted Earnings.
Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
•Unusual, one-time, non-ordinary or non-recurring gains or losses.
•Non-cash GAAP asset impairment charges.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).

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•Mark-to-market adjustments for non-marketable investments.
•Certain other non-cash, non-dilutive, and/or non-economic items.
Due to the sale of Nasdaq’s U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other (income) losses for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items. These items may collectively be referred to as the "Impact of Nasdaq".
•Realized gains related to the accelerated receipt on June 25, 2021 of Nasdaq shares.
•Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”). This item was historically excluded under the previous non-GAAP definitions.
•Other items related to the Earn-out.
Upon further consideration, Newmark's calculations of non-GAAP “Other income (loss)” will continue to include dividend income on Nasdaq shares, as these dividends contribute to cash flow and are generally correlated to Newmark's interest expense on short term borrowing against such shares. All other things being equal, as Newmark sells Nasdaq shares, both its interest expense and dividend income will decline.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:

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•The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
•The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expected to redeem the related exchangeable preferred limited partnership units (“EPUs”) with Nasdaq shares. For more information on any share count adjustments, see the table of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Distributions to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
•Net income (loss) attributable to noncontrolling interest.
•Provision (benefit) for income taxes.
•OMSR revenue.
•MSR amortization.
•Compensation charges related to OMSRs.
•Other depreciation and amortization.
•Equity-based compensation and allocations of net income to limited partnership units and FPUs.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
•Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward

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agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”), as well as mark-to-market adjustments for non-marketable investments.
•Interest expense.
Beginning with the third quarter of 2021, calculation of Adjusted EBITDA excludes the Impact of Nasdaq and the Impact of the 2021 Equity Event, (Together, the "Impact of Nasdaq and the 2021 Equity Event") which are defined above.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end.
•Unusual, one-time, non-ordinary, or non-recurring items.
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
•Acquisitions, dispositions, and/or resolutions of litigation, which are fluid and unpredictable in nature.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net income available to common stockholders	$149,329	$(3,781)	$750,726	$80,060
Provision for income taxes (1)	36,386	(1,165)	242,958	36,993
Net income attributable to noncontrolling interests (2)	35,779	(1,346)	227,406	29,217
GAAP income before income taxes and noncontrolling interests	$221,494	$(6,292)	$1,221,090	$146,270

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	40,603	56,215	356,347	130,759
Other compensation adjustments (4)	2,618	6,727	209,760	14,281
Total Compensation adjustments	43,221	62,942	566,107	145,040

Non-Compensation adjustments:
Amortization of intangibles (5)	2,361	1,958	8,864	7,012
MSR amortization (6)	31,937	25,315	89,791	111,252
Other non-compensation adjustments (7)	2,793	13,060	17,806	3,701
Total Non-Compensation expense adjustments	37,091	40,333	116,461	121,965

Non-cash adjustment for OMSR revenue (8)	(48,230)	(62,392)	(136,406)	(194,814)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	(43,791)	58,359	(1,229,626)	(26,689)
Total Other (income) loss, net	(43,791)	58,359	(1,229,626)	(26,689)

Total pre-tax adjustments	(11,709)	99,242	(683,464)	45,502

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$209,785	$92,950	$537,626	$191,772

GAAP net income available to common stockholders	$149,329	$(3,781)	$750,726	$80,060
Allocations of net income to noncontrolling interests (10)	34,665	(1,890)	223,926	28,014
Total pre-tax adjustments (from above)	(11,709)	99,242	(683,464)	45,502
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(6,333)	(17,860)	141,215	5,515

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$165,953	$75,711	$432,403	$159,091
Per Share Data:
GAAP fully diluted earnings per share (11)	$0.74	$(0.03)	$3.80	$0.39

Allocation of net income to noncontrolling interests	—	—	(0.01)	—
Exchangeable preferred limited partnership units non-cash preferred dividends	—	0.01	0.02	0.02
Total pre-tax adjustments (from above)	(0.05)	0.37	(2.59)	0.17
Income tax adjustment to reflect adjusted earnings taxes	(0.02)	(0.07)	0.53	0.02
Other	(0.02)	0.01	(0.12)	—

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.65	$0.29	$1.64	$0.60
Pre-tax adjusted earnings per share	$0.82	$0.35	$2.04	$0.72

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Total Other (income) loss, net	$(43,791)	$58,359	$(1,229,626)	$(26,689)
Fully diluted weighted-average shares of common stock outstanding	254,318	264,868	263,954	264,851

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP provision for (benefit from) income taxes	$36.4	$(1.2)	$243.0	$37.0
Income tax adjustment to reflect Adjusted Earnings	6.3	17.8	(141.2)	(5.5)
Provision for income taxes for Adjusted Earnings	$42.7	$16.6	$101.8	$31.5
(2) 'Primarily represents Cantor’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) 'The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Issuance of common stock and exchangeability expenses	$14.5	$47.4	$312.7	$69.0
Allocations of net income (loss)	17.1	(0.3)	55.2	30.5
Limited partnership units amortization	3.7	5.9	(28.4)	18.7
RSU Amortization Expense	5.3	3.3	16.9	12.6
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$40.6	$56.3	$356.4	$130.8
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.5 million and $4.7 million for the three months ended December 31, 2021 and 2020, respectively, and $2.5 million and $8.8 million for the year ended December 31, 2021 and 2020, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $2.1 million and $2.0 million for the three months ended December 31, 2021 and 2020, respectively, and $3.5 million and $5.5 million for year ended December 31, 2021 and 2020. For the three months and year ended December 31, 2021, includes $0.0 million and $203.8 million, respectively, related to the 2021 Equity Event.

(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.

(7) Primarily includes asset impairments the Company does not consider a part of its ongoing operations of $3.1 million and $12.0 million for the three months ended December 31, 2021 and 2020, respectively, and $15.0 million and $2.7 million for the year ended December 31, 2021 and 2020, respectively. Includes legal settlements for $(0.2) million and $2.8 million for the three months and year ended December 31, 2021, respectively. December 31, 2020 includes $12.8 million of acquisitions earnout reversals.

(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.

(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

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	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Nasdaq Impact	$(45.0)	$(5.0)	$(1,212.7)	$(124.7)
Unrealized gain on investment	—	—	(27.8)	—
Mark-to-market (gains)/losses on non-marketable investments, net	0.9	57.3	(1.6)	84.2
Asset impairment	0.3	6.1	12.5	13.2
Contingent consideration and other expenses	—	—	—	0.9
	$(43.8)	$58.4	$(1,229.6)	$(26.4)
(10) 'Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(11) 'Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $0.0 million and $6.2 million for the three months and year ended December 31, 2021, respectively, and $1.6 million and $9.8 million for the three months and year ended December 31, 2020, respectively. (see Note 1 - and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net income available to common stockholders	$149,329	$(3,781)	$750,726	$80,060
Adjustments:
Net income attributable to noncontrolling interests (1)	35,779	(1,346)	227,406	29,217
Provision for income taxes	36,386	(1,165)	242,958	36,993
OMSR revenue (2)	(48,230)	(62,392)	(136,406)	(194,815)
MSR amortization (3)	31,937	25,315	89,791	111,252
Other depreciation and amortization (4)	8,987	11,265	31,938	29,941
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	40,603	56,215	356,347	130,759
Other adjustments (6)	5,380	14,209	20,644	11,016
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	(43,791)	58,851	(1,025,840)	(26,082)
Interest expense	9,007	10,696	39,897	44,600
Adjusted EBITDA ("AEBITDA")	$225,387	$107,867	$597,461	$252,941

(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation of $6.6 million and $9.3 million for the three months ended December 31, 2021 and 2020, respectively and $23.1 million and $22.9 million for the year ended December 31, 2021 and 2020, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $2.4 million and $1.7 million for the three months ended December 31, 2021 and 2020, respectively, and $8.9 million and $6.7 million for the year ended December 31, 2021 and 2020, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Severance charges	$0.5	$4.7	$2.5	$8.8
Assets impairment not considered a part of ongoing operations	2.8	7.5	14.7	9.5
Commission charges related to non-GAAP gains Attributable to OMSR revenues	2.1	2.0	3.5	5.5
Acquisition earnout reversal	—	—	—	(12.8)
	$5.4	$14.2	$20.6	$11.0
(7) 'Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items".

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Common stock outstanding	192,742	180,830	190,179	179,106
Limited partnership units	25,795	—	—	—
Cantor units	24,274	—	—	—
Founding partner units	3,809	—	—	—
RSUs	5,965	—	4,309	355
Other	1,733	—	1,324	229

Fully diluted weighted-average share count for GAAP	254,318	180,830	195,812	179,690

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	54,550	40,085	57,112
Cantor units	—	22,736	23,841	22,789
Founding partner units	—	5,099	4,215	5,260
RSUs	—	1,428	—	—
Other	—	225	—	—

Fully diluted weighted-average share count for Adjusted Earnings	254,318	264,868	263,953	264,850

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	December 31,	December 31,
	2021	2020
Cash and cash equivalents	$180,131	$191,448
Marketable securities (1)	524,569	33,283
Repurchase agreements and securities loaned	$(140,007)	$(33,278)
Total	$564,693	$191,453

(1) Undrawn availability on the Credit Facility was $465.0 million and $325.0 million as of December 31, 2021 and December 31, 2020, respectively.

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. Newmark generated revenues in excess of $2.9 billion for the year ended December 31, 2021. Newmark’s company-owned offices, together with its business partners, operate from approximately 160 offices with over 6,200 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Karen Laureano-Rikardsen
+1 212-829-4975
INVESTOR CONTACT:
Jason McGruder
+1 212-829-7124

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